Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Eos International, Inc.
Benicia, California

We hereby consent to the incorporation by reference in the Registration Statement filed on Form S-8 of our report dated February 21, 2003, except for Notes 2 and 22, which are as of March 26, 2003 and March 17, 2003, relating to the consolidated financial statements and schedules of Eos International, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO SEIDMAN, LLP

San Francisco, California

September 26, 2003